Exhibit 16.1

April 5, 2013

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re: Spare Backup, Inc.

Commission File Number: 000-30587

Commissioners:

We have read Item 4.01 of Form 8-K dated April 5, 2013, of Spare Backup, Inc. (the "Company") and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of Spare Backup, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.

/s/Sherb & Co., LLP